FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

  OCT 30 1986
[ILLEGIBLE] SECRETARY OF STATE

/s/ ILLEGIBLE
No. 7679-86
                            ARTICLES OF INCORPORATION
                                       OF
                            RECORDING SCIENCES, INC.

     We, the undersigned natural persons being more than eighteen years of age, acting as incorporators of a corporation pursuant to the provisions of the Nevada Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                    ARTICLE I

                                      NAME

              The name of the Corporation hereby created shall be:

                            RECORDING SCIENCES, INC.

                                   ARTICLE II

                                    DURATION

     The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

                                   ARTICLE III

                                    PURPOSES

     The purpose or purposes for which the Corporation is organized are:

     1. To manufacture, produce, acquire, purchase, own, maintain, export, import, sell, lease, license, distribute, exhibit and generally deal in video, audio and recording equipment and production of every kind, nature and description, including copyrights.

     2. To acquire by purchase, exchange, lease or otherwise, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, improve, divide and otherwise handle, deal in and dispose of all kinds, types and descriptions of real and personal property, and any interest or right therein, whether as principal, agent, broker, lessor or otherwise, and to manage, operate service, equip, furnish, alter and keep and repair, real and personal property of every kind, nature and description, and generally to do anything and everything necessary and proper in connection with owning, managing, leasing and operating such real and personal property.

     3. To conduct its business, carry on its operations and have offices and exercise the powers granted by this act in any state, territory, district or possession of the United States or any foreign country.

     4. To elect or appoint officers and agents of the Corporation and define their duties and fix their compensation.

     5. To make and alter by-laws, not inconsistent with its Articles of Incorporation or with the laws of this state, for the administration and regulation of the affairs of the Corporation.

     6. To engage in any and all other acts and activities related to or in connection with the aforesaid purposes.

     7. To engage in any other business or enterprise and any other acts or activities for which corporations may be organized under the laws of the State of Nevada and to exercise such other powers and engage in all transactions as permitted by the laws of the State of Nevada.

                                   ARTICLE IV

                                 CAPITALIZATION

     The Corporation shall have authority to issue 100,000,000 common shares, all of which shall have $.00l par value. Each share shall have equal rights as to voting and in the event of dissolution or liquidation.

                                    ARTICLE V

                        OFFICERS AND DIRECTORS CONTRACTS

     No contract or other transaction between the Corporation and any firm or other corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of such firm or other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which this Corporation is a party or has an interest. Each person who is or may become an officer or director of this Corporation is hereby relieved from liability that might otherwise obtain in the event such officer or director contracts with this Corporation for the benefit of himself or any firm or corporation in which he may have an interest, provided such officer or director acts in good faith with respect thereto.

                                   ARTICLE VI

                                 PAID-IN-CAPITAL

     The Corporation shall not commence business until consideration of a value of at least $1,000.00 has been received by it as consideration for the issuance of its shares.

                                   ARTICLE VlI

                          DENIAL OF PRE-EMPTIVE RIGHTS

     No holder of shares of the capital stock of the Corporation shall have any pre-emptive rights or preferential rights of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold.

                                  ARTICLE VIII

                                    DIRECTORS

     Provisions for the regulation of the internal affairs of the Corporation are as follows:

     The affairs and management of this Corporation shall be under the control of a board of directors consisting of not less than three (3) nor more than nine
(9) members as determined, from time to time, by the board of directors. The original board of directors shall be comprised of three (3) persons. The names and residence addresses of the persons who are to serve as directors until the first annual meeting of the shareholders and until their successors are elected and shall qualify are as follows:

         Lloyd T. Rochford        22812 Via Orvieto
                                  South Laguna, CA 92677

         Carol Rochford           22812 Via Orvieto
                                  South Laguna, CA 92677

         Jean Parker              32511 Caribbean
                                  Laguna Niguel, CA 92677

                                   ARTICLE IX

                          REGISTERED OFFICE AND AGENT

     The address of the initial registered office of the corporation is:


                             One East First Street
                             County of Washoe
                             Reno, Nevada 89501

        and the name of its initial registered agent at such address is:

                          The Corporation Trust Company
                                    of Nevada

                                    ARTICLE X

                                  INCORPORATORS

     The names and residence addresses of the incorporators are:

     Shanna Atkinson                  635 East 6910 South
                                      Midvale, Utah 84047

     Paul H. Shaphren                 3975  South 805 East
                                      Salt Lake City, Utah 84107

     Marsha Barber                    435 East South Temple #25
                                      Salt Lake City, Utah 84111

     Dated this 24th day of October, 1986.

                                                      INCORPORATORS:


                                                      /s/ Shanna Atkinson
                                                      -------------------------
                                                      Shanna Atkinson

                                                      /s/ Paul H. Shapren
                                                      -------------------------
                                                      Paul H. Shapren

                                                      /s/ Marsha Barber
                                                      -------------------------
                                                      Marsha Barber